UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

______________________________

WASHINGTON, D.C.  20549

FORM 8-K

Current Report
Pursuant To Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

APRIL 3, 2019

EMPIRE PETROLEUM CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-16653	73-1238709
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1203 E. 33rd Street, Suite 250, Tulsa Oklahoma	74105
(Address of principal executive offices)	(Zip Code)

(539) 444-8002
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐⁭  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐⁭  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐⁭  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐⁭  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Ofﬁcers; Election of Directors; Appointment of Certain Ofﬁcers; Compensatory Arrangements of Certain Ofﬁcers

Adoption of 2019 Stock Option Plan

On April 3, 2019, the Board of Directors (the "Board of Directors") of Empire Petroleum Corporation (the "Corporation") adopted the Empire Petroleum Corporation 2019 Stock Option Plan (the "Stock Option Plan").  The following summary of the Stock Option Plan is qualified in its entirety by reference to the full terms and conditions of the plan, a copy of which is included as an exhibit to this Current Report on Form 8-K and is incorporated herein by reference.

Administration

Initially, the Board of Directors will administer the Stock Option Plan. All references herein to the Compensation Committee shall mean the Board unless and until such time as the Board designates a Compensation Committee to administer the Stock Option Plan. The Compensation Committee will select the eligible employees, directors and independent contractors to whom stock options are granted and determine the terms, conditions and amount of the options.

Shares Authorized

The total number of shares of common stock that may be issued pursuant to stock options under the Stock Option Plan is 10,000,000. The total number of shares authorized under the Stock Option Plan may be subject to adjustment in the event of a recapitalization, reorganization, merger, consolidation, combination, split-up, split-off, spin-off exchange or similar event.

Eligibility

Employees, officers, directors and independent contractors of the Corporation or its subsidiaries are eligible to receive stock options under the Stock Option Plan.

Stock Options

Stock options may be (i) options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, or (ii) options that do not so qualify, or non-qualified stock options. The exercise price per share of each stock option will be determined by the Compensation Committee but may not be less than 100% of the fair market value of a share of common stock on the date of grant. Each stock option may be exercised in whole, at any time, or in part, from time to time, after the option becomes exercisable. Upon exercise, an option holder must pay the exercise price of the option in full. Payment of the exercise price may be in any legal manner permitted by the Compensation Committee and set forth in the option award agreement. The Stock Option Plan limits the term of any stock option to 10 years.

Option Award Agreements

The terms and provisions of each award under the Stock Option Plan award shall be evidenced by an option award agreement. The option award agreement will generally set forth the number of shares of common stock subject to the option, the exercise price, vesting requirements, term and other restrictions applicable to the option.

Change in Control

In the event of a change in control, the Compensation Committee shall (1) provide for the continuance and/or assumption of the options granted under the Stock Option Plan or the substitution of such granted options for new options, (2) accelerate the time at which options then outstanding may be exercised or (3) require the mandatory surrender to the Corporation of some or all of the outstanding options in exchange for a cash settlement.

Termination and Amendment of Stock Option Plan

The Board of Directors may terminate the Stock Option Plan at any time with respect to any shares of common stock for which awards have not been granted.  In addition, Board of Directors may alter or amend the Stock Option Plan, provided that no such action may impair any outstanding award without the consent of the participant affected thereby. In addition, unless approved by the Corporation's stockholders, no amendment or modification may increase the number of shares of common stock that may be issued under the Stock Option Plan (except pursuant to an adjustment related to a change in control), reduce the minimum purchase price at which shares may be offered under stock options or change the class of persons eligible to participate in the Stock Option Plan.

Grant of Non-Qualified Stock Options to Chief Executive Officer and President

On April 3, 2019, the Board of Directors of the Corporation approved the issuance of a non-qualified stock option award agreement to purchase 2,500,000 shares of common stock of the Corporation at an exercise price of $0.33 per share to each of Thomas W. Pritchard, the Corporation's Chief Executive Officer, and Michael R. Morrisett, the Corporation's President under the Stock Option Plan (each, an "Award Agreement").  Under each Award Agreement, the option expires on April 2, 2029 and vests in three installments as follows: 1,250,000 shares on April 3, 2019; 625,000 shares on April 3, 2020; and 625,000 shares on April 3, 2021.  The foregoing summary of each Award Agreement is qualified in its entirety by reference to the full terms and conditions contained in the form of the non-qualified stock option award agreement, a copy of which is included as an exhibit to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

10.1	Empire Petroleum Corporation 2019 Stock Option Plan

10.2	Form of Non-Qualified Stock Option Award Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMPIRE PETROLEUM CORPORATION

Date: April 9, 2019	By:	/s/ Michael R. Morrisett
Michael R. Morrisett
President